QuickLinks -- Click here to rapidly navigate through this document

OFFER TO PURCHASE

Offer to Purchase for Cash any and all of the outstanding
1.25% Contingent Convertible Senior Notes Due 2024
(CUSIP Nos. 825549AA6 and 825549AB4)
of Shuffle Master, Inc.

Shuffle Master, Inc., a Minnesota corporation, is offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Statement") and the accompanying Letter of Transmittal (the "Letter of Transmittal") any and all of its outstanding 1.25% Contingent Convertible Senior Notes Due 2024 (the "Notes") from each holder of Notes (each, a "Holder" and collectively, the "Holders"). The offer, on the terms set forth in this Statement and the Letter of Transmittal, and any amendments or supplements hereto or thereto, is referred to as the "Offer." In this Statement, "Shuffle Master, Inc.," "Shuffle Master," "we," "us," "our" and the "Company" refer to Shuffle Master, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Subject to the terms and conditions of the Offer, Holders who properly tender their Notes at or prior to 12:00 midnight New York City time on the Expiration Date, described below, will receive $965 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

This Statement and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See the section titled "Incorporation of Documents by Reference."

As of July 11, 2008, there was $150.0 million aggregate principal amount of Notes outstanding, which are convertible into cash and shares of the Company's common stock, $0.01 par value per share, at a conversion rate (subject to adjustment) of approximately 35.6210 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $28.07. The Company's common stock is listed on The NASDAQ Global Select Market ("NASDAQ") under the symbol "SHFL." On July 11, 2008, the closing price of the Company's common stock, as reported on NASDAQ was $4.25 per share.

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON AUGUST 8, 2008, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THIS STATEMENT AND IN THE LETTER OF TRANSMITTAL.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM PRINCIPAL AMOUNT OF NOTES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS, INCLUDING THE COMPANY OBTAINING SUFFICIENT FINANCING FOR THE REPURCHASE OF THE NOTES. SEE THE SECTION TITLED "TERMS OF THE OFFER—CONDITIONS TO THE OFFER."

NONE OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ANY OR ALL OF THEIR NOTES.

Questions and requests for assistance may be directed to Deutsche Bank Securities Inc. (the "Dealer Manager") or Morrow & Co., LLC (the "Information Agent"). Requests for additional copies of this Statement or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Manager for the Offer is:

Deutsche Bank Securities

The date of this Offer to Purchase is July 14, 2008

        THE OFFER IS NOT BEING MADE TO, NOR WILL NOTES BE ACCEPTED FOR PURCHASE FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

IMPORTANT

        No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Statement, and, if given or made, such information or representations should not be relied upon as having been authorized by Shuffle Master, the Dealer Manager, the Depositary, the Information Agent or the Trustee (each as defined herein). This Statement and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, "Blue Sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Shuffle Master by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Statement and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Statement or such other documents is current as of any time after the date of such document. None of the Company or its Board of Directors or employees, the Dealer Manager, the Depositary, the Information Agent or the Trustee is making any representation or recommendation to any Holder as to whether or not to tender such Holder's Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Notes for repurchase and, if so, the amount of Notes to tender.

        We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from repurchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We can not assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

        The CUSIP numbers referenced in this Statement have been assigned by Standard & Poor's Corporation and are included solely for the convenience of the Holders. None of Shuffle Master, the Dealer Manager, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Statement, the Letter of Transmittal or any other document.

FORWARD-LOOKING STATEMENTS

        This Statement and the documents that we incorporate by reference contain forward-looking statements, which include statements concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. In some cases, you can identify forward-looking statements by the following words: "may," "might," "will," "could," "would," "should," "expect," "intend," "plan," "objective," "anticipate," "believe," "estimate," "predict," "project," "potential," "continue," "ongoing" or the negative of these terms or other comparable terminology intended to identify statements about the future. These statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements reflect and are subject to inherent known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:

  •
  we may be unable to repurchase all of the Notes;

  •
  our intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products;

  •
  the gaming industry is highly regulated and we must adhere to various regulations and maintain our licenses to continue our operations;

  •
  the search for and possible transition to a new chief executive officer, and the search for and the transition to a new chief financial officer, could be disruptive to our business or simply unsuccessful;

  •
  our ability to implement our five-point strategic plan successfully is subject to many factors, some of which are beyond our control;

  •
  litigation may subject us to significant legal expenses, damages and liability;

  •
  our products currently in development may not achieve commercial success;

  •
  we compete in a single industry, and our business would suffer if our products become obsolete or demand for them decreases;

  •
  any disruption in our manufacturing processes or significant increases in manufacturing costs could adversely affect our business;

  •
  our gaming operations, particularly our Utility, Electronic Table Systems and Electronic Gaming Machines may experience losses due to technical difficulties or fraudulent activities;

  •
  we operate in a very competitive business environment;

  •
  we are dependent on the success of our customers and are subject to industry fluctuations;

  •
  risks that impact our customers may impact us;

  •
  certain market risks may affect our business, results of operations and prospects;

  •
  a downturn in general economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect our results of operations;

  •
  economic, political and other risks associated with our international sales and operations could adversely affect our operating results;

  •
  changes in gaming regulations or laws;

  •
  we are exposed to foreign currency risk;

  •
  we could face considerable business and financial risk in implementing acquisitions;

  •
  if our products contain defects, our reputation could be harmed and our results of operations adversely affected;

  •
  we may be unable to adequately comply with public reporting requirements;

  •
  our continued compliance with our financial covenants in our revolving credit facility is subject to many factors, some of which are beyond our control;

  •
  the restrictive covenants in the agreement governing our revolving credit facility may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest;

  •
  our available cash and access to additional capital may be limited by our substantial leverage; and

  •
  our business is subject to quarterly fluctuation.

        In addition, you should refer to the "Risk Factors" section of our Registration Statement on Form S-1 filed on June 27, 2008, as amended by Amendment No. 1 to Form S-1, filed on July 14, 2008 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission" or the "SEC") for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this Statement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

        You should read this Statement and the documents that we reference in this Statement and have filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, of which this Statement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, we file with the SEC periodic reports and other information relating to our business, financial condition and other matters. We are required to disclose in such reports certain information as of particular dates, concerning operating results and financial condition, our officers and directors, the principal holders of our securities, any material interests of such persons in transactions with Shuffle Master and other matters. These reports and other informational filings required by the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that makes available reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder, may have about the Offer. We urge you to read carefully the remainder of this Statement and the other documents that are incorporated in this document by reference because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

•
Shuffle Master, Inc., a Minnesota corporation, is offering to purchase the Notes.

WHAT CLASS OF SECURITIES IS SOUGHT IN THE OFFER?

•
We are offering to acquire any and all of our outstanding 1.25% Contingent Convertible Senior Notes Due 2024, which we refer to as the "Notes." We issued the Notes pursuant the Indenture, dated as of April 21, 2004, between us and Wells Fargo Bank, National Association, as Trustee (the "Indenture").

WHY IS SHUFFLE MASTER MAKING THE OFFER?

•
We are making the Offer in order to repurchase any or all of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.

HOW MUCH IS SHUFFLE MASTER OFFERING TO PAY FOR THE NOTES?

•
We are offering to pay $965 in cash plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

•
The Offer is not conditioned on a minimum principal amount of Notes being tendered. However, we may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered upon the occurrence of certain events, including the failure to obtain sufficient financing for the repurchase of the Notes, material litigation, government investigations, national crisis or other events adversely affecting our business or the general markets. You should read the section titled "Terms of the Offer—Conditions to the Offer" for more information.

HOW MANY NOTES WILL SHUFFLE MASTER PURCHASE?

•
We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.

HOW WILL SHUFFLE MASTER FUND THE PURCHASE OF NOTES IN THE OFFER?

•
We intend to use the net proceeds of the sale of our common stock pursuant to our Registration Statement on Form S-1 filed on June 27, 2008, as amended by Amendment

  No. 1 to Form S-1, filed on July 14, 2008 with the SEC (the "Registration Statement"), and the net proceeds from our new term loan facility to repurchase the Notes accepted for payment pursuant to the Offer. You should read the section titled "Source and Amount of Funds" for more information.

WHAT IS THE MARKET VALUE OF THE NOTES?

•
There is no established reporting or trading system for the Notes. We believe that trading in the Notes has been limited and sporadic. Our common stock is listed on NASDAQ under the symbol "SHFL." On July 11, 2008, the closing price of our common stock, as reported on NASDAQ, was $4.25 per share.

WHAT IS THE PROCESS FOR TENDERING NOTES?

•
There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

  •
  If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement.

  •
  If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

  •
  If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC's Automated Tender Offer Program.

  You should read the section titled "Terms of the Offer—Procedure for Tendering Notes" for more information on how to tender your Notes.

WHEN DOES THE OFFER EXPIRE?

•
The Offer expires at 12:00 midnight, New York City time, on August 8, 2008, unless we extend the Offer in our sole discretion.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

•
We may extend the Offer until the conditions to the completion of the Offer described in the section titled "Terms of the Offer—Conditions to the Offer" are satisfied. We may amend the Offer in any respect by giving written notice of such amendment to the Depositary.

We may extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section titled "Terms of the Offer—Extension, Waiver, Amendment and Termination" for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED?

•
If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to Business Wire. You should read the section titled "Terms of the Offer—Extension, Waiver, Amendment and Termination" for more information. In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

•
You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled "Terms of the Offer—General" for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

•
You may withdraw your tendered Notes at any time on or before the Offer expires at 12:00 midnight, New York City time, on August 8, 2008 or, if the Offer is extended, the time and date when the extended Offer expires. You may also withdraw your Notes if we have not accepted them for payment by September 8, 2008.

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

•
To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal, with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled "Terms of the Offer—Withdrawal of Tendered Notes" for more information on how to withdraw previously tendered Notes.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

•
Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the sections titled "Purpose of the Offer" and "Certain Significant Considerations."

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF SHUFFLE MASTER COMMON STOCK?

•
Yes. However, if you tender your Notes in the Offer, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired. The Notes are convertible into cash and shares of the Company's common stock, $0.01 par value per share, at a conversion rate (subject to adjustment) of approximately 35.6210 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $28.07. Our common stock is listed on NASDAQ under the symbol "SHFL." On July 11, 2008, the closing price of our common stock, as reported on NASDAQ, was $4.25 per share.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

•
No brokerage commissions are payable by Holders to Shuffle Master, the Dealer Manager, the Trustee, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

•
If you have any questions or requests for assistance or for additional copies of this Statement or the Letter of Transmittal, please contact Morrow & Co., LLC, the Information Agent for the Offer, at (203) 658-9400 or (800) 662-5200. You may also contact us by writing or call us at Shuffle Master, Inc., 1106 Palms Airport Drive, Las Vegas, Nevada 89119-3730, attention: Jerome R. Smith, Esq., Senior Vice President and General Counsel, telephone: (702) 897-7150. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

IS SHUFFLE MASTER MAKING ANY RECOMMENDATION ABOUT THE OFFER?

•
Neither we nor the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether or not you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

INFORMATION ABOUT THE NOTES

WHAT IS THE AMOUNT OF CURRENTLY OUTSTANDING NOTES?

•
As of July 11, 2008, there was $150.0 million aggregate principal amount of Notes outstanding.

WHAT IS THE CONVERSION RATE OF THE NOTES?

•
The Notes are convertible into cash and shares of the Company's common stock, $0.01 par value per share, at a conversion rate (subject to adjustment) of approximately 35.6210 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $28.07. Our common stock is listed on NASDAQ under the symbol "SHFL." On July 11, 2008, the closing price of our common stock, as reported on NASDAQ, was $4.25 per share. You may, subject to the terms of the Indenture, convert your Notes at any time prior to the close of business on the business day immediately preceding April 15, 2024, unless we have previously repurchased or redeemed the Notes. You may, subject to the terms of the Indenture, convert your Notes called for redemption up to the close of business on the second business day immediately preceding the date specified for redemption of such Note.

DO HOLDERS HAVE ANY RIGHTS TO REQUIRE SHUFFLE MASTER TO REPURCHASE THE NOTES?

•
Holders have the option to require us to repurchase all or a portion of the Notes on April 15, 2009, April 15, 2014 and April 15, 2019 at 100% of their principal amount plus any accrued and unpaid interest up to the repurchase date. We may choose to pay the repurchase price in cash or shares of our common stock, or a combination of cash and shares of our common stock. If we pay the repurchase price with shares of our common stock, the common stock will be valued at 100% of the average closing sales prices of our common stock for the five trading day period ending on the third business days prior to the repurchase date. If we undergo a change of control, Holders have the right to require us to repurchase all or a portion of the Notes at 100% of their principal amount plus any accrued and unpaid interest to the repurchase date. We may pay such purchase price either in cash or, if we satisfy the conditions set forth in the Indenture, in shares of our common stock. If we pay such repurchase price in common stock, the common stock will be valued at 95% of the average closing prices of our common stock for the five trading day period ending on the third business day prior to the repurchase date.

In this Statement, "Shuffle Master, Inc.," "Shuffle Master," "we," "us," "our" and the "Company" refer to Shuffle Master, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

THE COMPANY

        Shuffle Master specializes in providing casino and other gaming customers with products and services that improve their table game speed, profitability, productivity and security. Shuffle Master operates through four business segments: Utility, Proprietary Table Games, Electronic Table ("e-Table") Systems and Electronic Gaming Machines. Utility products include automatic card shufflers, Intelligent Table Systems components, such as our iShoe, and roulette chip sorters. Proprietary Table Games include live proprietary table games, progressive table games with bonus options, side bets for both Shuffle Master's proprietary table games as well as public domain table games, and proprietary table game licensing for other gaming media. Electronic Table Systems include electronic and wireless table gaming platforms. Electronic Gaming Machines are traditional video slot machines.

        Shuffle Master believes that installed units and installed seats are important gauges of segment performance because they measure historic market placements of leased and sold products and provide insight into potential markets for expansion of existing product placements, next generation products and service. As of April 30, 2008, Shuffle Master had an installed base of approximately 27,000 shuffler and other Utility products, approximately 6,000 live proprietary table game units, approximately 7,000 e-Table system seats and approximately 20,000 electronic gaming machine seats. Installed units is the sum of the product units currently under lease or license agreements plus the aggregate amount of product units Shuffle Master has sold since its inception. Similarly, installed seat base is the sum of the seats (with each chair at an electronic gaming table considered a seat) currently under lease plus the aggregate amount of seats Shuffle Master has sold since its inception. Some sold units and seats may no longer be in use by Shuffle Master's casino customers or may have been replaced by other models. Accordingly, Shuffle Master is unable to determine the precise number of units or seats currently in use.

        Shuffle Master groups its product offerings into four business segments, summarized as follows:

        Utility.    Shuffle Master's Utility segment develops products for its casino customers that enhance table game speed, productivity, profitability and security. Shuffle Master introduced the first successful automatic card shuffling equipment to the gaming industry, and continues to develop and market a full complement of automatic card shufflers for use with the vast majority of card-based table games placed in casinos and other gaming locations, including its own proprietary table games. Shuffle Master is working on the development of next generation shufflers and technological advancements in the areas of card recognition, deck validation and remote diagnostics, among other improvements. Currently, Shuffle Master's Utility segment revenue is derived substantially from the lease and sale of its automatic card shufflers and associated service revenue. Shuffle Master also offers chip-sorting products that simplify the handling of gaming chips on high volume roulette tables. Additionally, Shuffle Master has acquired or is developing products (such as our iShoe™ card reading shoe) that gather data and enable casinos to track table game play. These products are intended to cost-effectively provide casinos and Shuffle Master's other customers with data on table game play for security and marketing purposes, which in turn allows them to increase their profitability.

        Proprietary Table Games.    Shuffle Master's Proprietary Table Games ("PTG") segment develops and delivers proprietary table games which enhance its casino customers' and other licensed operators' table game operations. Products in this segment include Shuffle Master's proprietary table games as well as proprietary features added to public domain games such as poker, baccarat, pai gow poker, and blackjack table games. Shuffle Master believes it has a leading worldwide market position in proprietary table games, as its current proprietary table games titles include all of the top six most popular titles in the world and eleven of the top 15 most popular titles in the world.

        Shuffle Master intends to broaden its proprietary table game content through development and acquisition. By enhancing the value of its existing installed base with add-on features and capabilities and increasing its presence with new titles, Shuffle Master hopes to increase its domestic market penetration and expand further into international markets. Shuffle Master has also begun to install proprietary progressives and side bets on public domain table games as well as on its proprietary table games. Additionally, to maximize the reach of its broad intellectual property portfolio, Shuffle Master has licensed several of its popular proprietary table game titles for use on non-traditional gaming formats.

        Electronic Table Systems.    Shuffle Master's Electronic Table Systems ("ETS") segment develops and delivers various products involving popular table game content using e-Table game platforms. Shuffle Master's primary ETS products are Table Master™, Vegas Star®, and Rapid Table Games™. The Company's Table Master™ and Vegas Star® products feature a virtual dealer which enable the Company to offer table game content in markets where live table games are not permitted, such as racinos, video lottery and arcade markets. Shuffle Master's Rapid Table Games™ products enable the automation of certain components of traditional table games such as data collection, placement of bets, collection of losing bets and payment of winning bets combined with live dealer and game outcomes. This automation provides benefits to both casino operators and players, including greater security and faster speed of play. Shuffle Master also offers its proprietary table games via wireless gaming solutions.

        Electronic Gaming Machines.    Shuffle Master's Electronic Gaming Machines ("EGM") segment develops and delivers its PC-based video slot machines into select markets, primarily in Australia and Asia (together, "Australasia") and, to a lesser extent, Latin America. Although these products are designed primarily for the Australasian market, Shuffle Master is also exploiting the marketing of these products in other jurisdictions that do not require any significant incremental product design costs. Through its Stargames subsidiary, Shuffle Master offers an extensive selection of video slot titles which include a range of bonus round options and can be configured as a network of machines or as stand-alone units. In addition to selling the full EGM complement of hardware, operating system and game kit, Shuffle Master sells conversion kits which allow existing EGM terminals to be converted to other games on the Stargames platform. Popular titles for its EGMs include Drifting Sands 3, Ninja 3, and The Pink Panther series of linked games (Kelly Country, Deep Sea Dollars Cuba, Galapagos Wild and Tango Passion).

        For additional information about Shuffle Master's segments, including segment revenue, operating income and assets, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related footnotes thereto in the Registration Statement.

PURPOSE OF THE OFFER

        We are making the Offer in order to acquire any or all of the outstanding Notes. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of Holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

        The maximum amount of funds required by us to purchase the Notes pursuant to the Offer is estimated to be approximately $145.3 million. In order to finance the Offer, we plan to sell common stock pursuant to the Registration Statement (the "Common Stock Offering"), resulting in gross proceeds of approximately $75.0 million. In addition, we have amended our existing revolving credit facility (the "Revolving Credit Facility") to provide for a new term loan facility of at least $60.0 million and no more than $80.0 million (the "Term Loan Facility"). The amendment to the Revolving Credit Facility has been executed and delivered by (i) us; (ii) a sufficient number of the lenders under the Revolving Credit Facility for the amendment to become effective; and (iii) lenders under the Term Loan Facility with aggregate commitments of $60.0 million. We are seeking additional commitments for up to $20.0 million. The amendment will become effective upon the satisfaction of certain conditions, including the receipt by the Company of at least $135.0 million in aggregate proceeds from the Common Stock Offering and borrowings under the Term Loan Facility. For more information on the Term Loan Facility, see the section titled "Description of Certain Indebtedness" in the Registration Statement.

        We intend to use the net proceeds from the Common Stock Offering and the net proceeds from borrowings under the Term Loan Facility to repurchase the Notes accepted for payment pursuant to the Offer. The consummation of the Offer is conditioned on, among other things, the receipt by us of at least $135.0 million in aggregate gross proceeds from the Common Stock Offering and borrowings under the Term Loan Facility (the "Financing Condition"). If we obtain less than $145.3 million in aggregate gross proceeds from the Common Stock Offering and borrowings under the Term Loan Facility (but enough combined gross proceeds to satisfy the Financing Condition), we expect to fund the remaining cash required to consummate the Offer from cash on hand and borrowings under the Revolving Credit Facility. See "Terms of the Offer—Conditions to the Offer."

TRADING MARKET FOR THE NOTES AND COMMON STOCK

        The Notes are eligible for trading on The PORTAL Market of The NASDAQ Stock Market. However, there is no established public reporting or trading system for the Notes and trading in the Notes has been limited and sporadic.

        Our common stock is traded on The NASDAQ Global Select Market under the symbol SHFL. As of June 2, 2008, we had approximately 276 shareholders of record. There are a significantly greater number of shareholders whose shares are held in street name. Based on information we collected as of January 31, 2008, we estimate that we have approximately 18,759 beneficial holders in total. The following table sets forth quarterly high and low prices for trades of our common stock during the six month period ended April 30, 2008 and fiscal 2007 and 2006:

	2008		2007		2006
	High	Low	High	Low	High	Low
First Quarter	$14.04	$7.77	$32.82	$23.65	$28.90	$23.88
Second Quarter	10.24	4.60	27.75	16.50	38.35	22.49
Third Quarter	8.38	3.93	19.78	14.47	40.75	26.62
Fourth Quarter			17.87	13.15	30.53	24.09

        The closing price of our common stock on July 11, 2008, was $4.25 per share. For more information on possible effects of the Offer on the trading market for the Notes, see "Certain Significant Considerations — Limited Trading Market."

TERMS OF THE OFFER

General

        Upon the terms and subject to the conditions set forth in this Statement and in the related Letter of Transmittal (which, together with this Statement and any amendments or supplements hereto or thereto, collectively constitute the "Offer"), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of the outstanding Notes at a repurchase price of $965 for each $1,000 principal amount of Notes plus accrued interest to, but excluding, the payment date. You will not be required to pay a commission to the Depositary, the Information Agent, or the Trustee in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

        We expressly reserve the right to:

  •
  terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering Holders, subject to the conditions set forth below;

  •
  waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered on or before the Expiration Date and not validly withdrawn;

  •
  extend the Expiration Date at any time; or

  •
  amend the Offer.

        Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 12:00 midnight, New York City time, on August 8, 2008, unless we extend it in our sole discretion. You should read the sections titled "—Conditions to the Offer" and "—Extension, Waiver, Amendment and Termination" below.

        For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes properly tendered and not withdrawn.

        We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders' rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.

        NONE OF SHUFFLE MASTER, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

        There are three ways to tender your Notes, depending on the manner in which your Notes are held:

  •
  If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement;

  •
  If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

  •
  If your Notes are held of record by DTC, you may tender them through DTC's Automated Tender Offer Program.

        A HOLDER WITH NOTES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE NOTES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE.

Procedure For Tendering Notes

        Valid Tender.    For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Statement on or before the Expiration Date. In addition, on or before the Expiration Date, either:

  •
  certificates for tendered Notes must be received by the Depositary at such address; or

  •
  such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering Holder has not delivered a Letter of Transmittal.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

        Only Holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer or contained in this Statement, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and other documents required by the Letter of Transmittal.

        If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered

Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

        Need for Signature Guarantee.    Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Notes are tendered:

  •
  by the registered Holder of such Notes, or by a participant in DTC whose name appears on a Note position listing as the owner of such Notes, and that Holder has not completed either of the boxes titled "A. Special Issuance /Delivery Instructions" or "B. Special Payment Instructions" on the Letter of Transmittal; or

  •
  for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

        Book-Entry Delivery of the Notes.    Within two business days after the date of this Statement, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at one of its addresses set forth on the back cover of this Statement. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        General.    The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

  •
  the tendering Holder's acceptance of the terms and conditions of the Offer; and

  •
  a representation and warranty by the tendering Holder that:

  •
  such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

  •
  when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

        The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

        THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Form and Validity.    All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Withdrawal of Tendered Notes

        When Notes may be Withdrawn.    You may withdraw your tendered Notes at any time on or before the Expiration Date. You may also withdraw your Notes if we have not accepted them for payment by September 8, 2008. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

        Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in "—Procedure for Tendering Notes." In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

        Procedure for Withdrawing Notes.    For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Statement. The withdrawal notice must:

  •
  specify the name of the person who tendered the Notes to be withdrawn;

  •
  contain a description of the Notes to be withdrawn;

  •
  specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and

  •
  be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

        Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

        If a Holder tenders its Notes in the Offer, such Holder may convert its Notes only if such Holder withdraws its Notes prior to the time such Holder's right to withdraw has expired. The Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 35.6210 shares per $1,000 principal amount, which is equal to a conversion price of $28.07 per share.

        Form and Validity.    All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

        The Offer is not conditioned on a minimum principal amount of Notes being tendered. Notwithstanding any other provision of the Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered, subject to the rules under the Exchange Act, if at any time before the Expiration Date, any of the following events have occurred (or been determined by us to have occurred) that in our sole judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance of the Notes for payment:

          (i)    the Financing Condition shall not have been satisfied;

          (ii)   there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer or (b) in our reasonable judgment, could have a material adverse effect on the business, financial condition, income, operations or prospects of Shuffle Master and its subsidiaries, taken as a whole (a "Material Adverse Effect");

          (iii)  there has been any material adverse development, in our reasonable judgment, with respect to any action, proceeding or investigation concerning Shuffle Master existing on the date hereof;

          (iv)  a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

          (v)   there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to Shuffle Master of the Offer, or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of Shuffle Master;

          (vi)  there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets for a period in excess of 24 hours, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether of not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material change in the United States currency exchange rates or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (g) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (viii)  there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of Shuffle Master and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or impair the contemplated benefits of the Offer to Shuffle Master or might be material in deciding whether to accept any tenders of Notes.

        IMPORTANT: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the Expiration Date. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Extension, Waiver, Amendment and Termination

        We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

  •
  to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

  •
  to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

  •
  to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn before the Expiration Date.

        We expressly reserve the right, in our sole discretion, to terminate the Offer. If any of the events set forth under "—Conditions to the Offer" have occurred, we reserve the right, in our sole discretion, to (i) terminate the Offer and reject for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

        We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

        If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Notes previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Notes who have validly tendered their Notes in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

        In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Statement and the documents that we incorporate by reference into this Statement, including the important factors described in "Forward-Looking Statements." These are not the only risks we face. Any of such risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the Notes to decline, which in turn could cause you to lose all or part of your investment.

        No Recommendations Concerning the Offer.    None of Shuffle Master, its Board of Directors, the Dealer Manager, the Information Agent, the Trustee or the Depositary or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder's Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender.

        Limited Trading Market.    The Notes are not listed on any national or regional securities exchange. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current information regarding the Notes. To the extent that some but not all of the Notes are purchased pursuant to the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (the "float") may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not accepted for payment pursuant to the Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not purchased in the Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer depends upon the number of Holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.

        Existence of Debt.    We have now, and after consummating the Offer, will continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to us including

  •
  limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes;

  •
  limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation;

  •
  limiting our ability or increasing the costs to refinance indebtedness; and

  •
  limiting our ability to enter into marketing, hedging, optimization and trading transactions by reducing the number of counterparties with whom we can enter into such transactions as well as the volume of those transactions.

        If an event of default were to occur under our existing or future financing agreements, the lenders under such agreements may be able to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, or declare all borrowings outstanding thereunder to be due and payable. In additional, the lenders could terminate any commitments they had made to supply us with further funds.

        Ranking of Notes.    The Notes that remain outstanding upon consummation of the Offer will remain obligations of the Company with regard to payments of principal, interest and premium. In the event of bankruptcy, liquidation or reorganization of Shuffle Master, the assets of Shuffle Master pledged to secure indebtedness will be available to pay obligations on such Notes only after all secured indebtedness has been paid in full from the assets securing the secured obligations, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

        Effective Subordination.    Substantially all of our operations are conducted through our subsidiaries and other affiliates. As a result, we depend almost entirely upon their earnings and cash flow to service our indebtedness, including our ability to pay the interest on and principal of the Notes. The financing agreements of certain of our subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions, or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses lease payments and reserves. None of our subsidiaries or affiliates guarantee the Notes. Because our subsidiaries and other affiliates are separate and distinct legal entities, they will have no obligation to pay any amounts due on the Notes. As a result, any Notes that remain outstanding after the Offer will be effectively subordinated to all present and future debts and other liabilities (including trade payables) of our subsidiaries and other affiliates upon their liquidation or reorganization.

        Shuffle Master May Realize Cancellation of Indebtedness Income.    The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to Shuffle Master to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased.

        Consummation of the Offer Is Subject to Conditions.    Each of the conditions to the Offer is described in more detail in the section titled "Terms of the Offer—Conditions to the Offer." There can be no assurance that such conditions will be met or waived or that, in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of certain U.S. federal income tax considerations relevant to the sale of the Notes pursuant to the Offer. This discussion applies only to persons who hold the Notes as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, persons who acquire Notes in connection with the performance of services, certain U.S. expatriates, persons holding Notes as a part of a hedging or conversion transaction or a straddle, partnerships or pass-through entities and owners of interest therein, United States persons whose functional currency is not the U.S. dollar and, except to the extent discussed below, persons who are not U.S. Holders (as defined below)) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the repurchase of the Notes and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

        If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisor regarding the tax consequences of the repurchase of the Notes.

        EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT SUCH PURCHASER'S OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REPURCHASE OF NOTES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION AND OTHER U.S. FEDERAL TAX LAWS.

U.S. Holders

        As used herein, the term "U.S. Holder" refers to a person that is classified for U.S. federal income tax purposes as a "United States person". For this purpose, a United States person includes any person who is, for U.S. federal income tax purposes, (i) an individual who is citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons shall also be considered U.S. Holders.

        Upon the sale of a Note pursuant to the Offer, a U.S. Holder will recognize gain or loss to the extent of the difference between the cash received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the Notes, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income), and the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's tax basis in a Note will initially equal the cost of the Note and will subsequently be increased by any market discount previously included in income by the U.S. holder with respect to the Note and reduced by any amortizable bond premium previously taken into account by the U.S. holder with respect to the Note. Generally, except to the extent of accrued market discount (if any) on repurchased Notes that such holder has not previously included in income (which will be taxable as ordinary income as discussed below), any such gain or loss recognized by a U.S. Holder upon the repurchase will be capital gain or loss. In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the Note is held for more than one year. The deductibility of capital losses is subject to limitation.

        An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a "market discount." Subject to a statutory de minimis exception. Notes have market discount if they were purchased at an amount less than the stated principal amount of the Notes. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Notes were held by the U.S. Holder.

Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" refers to a person that is classified for U.S. federal income tax purposes as (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

        In general, amounts received by a Non-U.S. Holder on the repurchase of the Notes attributable to interest will not be subject to U.S. federal withholding tax under the so-called "portfolio interest" exception provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

  •
  the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the Non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute or successor form) provided to us or the paying agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its Notes directly through a "qualified intermediary" and the qualified intermediary has sufficient information in its files indicating that the holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the Non-U.S. Holder was a United States person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

        Non-U.S. Holders generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a repurchase of Notes unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes. We believe we are not and have not been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        A Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on the net gain derived from the sale. Any such effectively connected gain received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an income tax treaty.

Backup Withholding

        To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder's correct taxpayer identification number ("TIN") by completing an IRS Form W-9, certifying that (1) such Holder is a "United States person" (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such Holder furnishes such Holder's TIN (and, if such Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Notes may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

        Certain U.S. Holders (including among others corporations) are exempt recipients not subject to backup withholding requirements. To avoid possible erroneous backup withholding exempt U.S. Holders while not required to file IRS Form W-9 should complete and return the IRS Form W-9 (checking the "Exempt" box on its face).

        To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder's foreign status or (ii) otherwise establish an exemption.

THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

Dealer Manager

        Deutsche Bank Securities Inc. is acting as the Dealer Manager for Shuffle Manager in connection with the Offer and has provided certain financial advisory services to Shuffle Master in connection with the Offer for which it will receive customary fees. Pursuant to the Dealer Manager Agreement, Shuffle Master will reimburse Deutsche Bank Securities Inc. for out-of-pocket expenses. Shuffle Master has agreed to indemnify Deutsche Bank Securities Inc. and its affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

        From time to time in the ordinary course of their business, Deutsche Bank Securities Inc. and its affiliates have in the past engaged and may in the future engage in commercial banking, financial advisory or investment banking transactions with us and our affiliates, for which the underwriter and its affiliates have received and will be entitled to receive separate fees. For example, Deutsche Bank Securities Inc. is acting as an underwriter for the offering of our common stock, the proceeds of which will be used, in part, to pay the purchase price for the Notes. Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is the Administrative Agent and a lender under our revolving credit facility. Deutsche Bank Securities Inc. also acted as an initial purchaser for the Notes. From time to time, Deutsche Bank Securities Inc. has acted and is acting as a financial advisor to us, for which it has received and is receiving customary fees.

        Any Holder who has questions concerning the terms of the Offer may contact the Dealer Manager at the address set forth on the back cover page of this Statement.

Depositary and Information Agent

        The Depositary for the Offer is Deutsche Bank Trust Company Americas. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

        Morrow & Co., LLC is acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Statement.

        The Dealer Manager may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Notes pursuant to the Offer.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Statement. We incorporate by reference the following documents, which we have filed with the SEC (File No. 000-20820) :

  •
  our Tender Offer Statement on Schedule TO filed with the SEC on July 14, 2008;

  •
  our Registration Statement on Form S-1 filed on June 27, 2008 with the SEC, as amended by Amendment No. 1 to the Form S-1, filed on July 14, 2008;

  •
  the Indenture, dated as of April 21, 2004, between Shuffle Master and Wells Fargo Bank, N. A. (filed as exhibit 10.6 to our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004);

  •
  the Shareholder Rights Plan dated June 26, 1998 (filed as exhibit 4.1 to our Registration Statement on Form 8-A, filed July 10, 1998);

  •
  the Amendment No. 1 to Rights Agreement dated January 25, 2005 (filed as exhibit 4.2(A) to our Current Report on Form 8-K dated February 10, 2005);

  •
  the Amendment to Rights Agreement dated June 26, 2008 (filed as exhibit 4.1 to our Current Report on Form 8-K dated July 2, 2008);

  •
  The Credit Agreement, dated as of November 30, 2006, among Shuffle Master, Inc., Deutsche Bank Trust Company Americas, the other Lenders party thereto from time to time, Deutsche Bank Securities, Inc. and Wells Fargo Bank, N.A. (filed as exhibit 10.1 to our Current Report on Form 8-K, filed on December 6, 2006);

  •
  Amendment No. 1, dated as of April 5, 2007, to the Credit Agreement, dated as of November 30, 2006, among Shuffle Master, Inc., Deutsche Bank Trust Company Americas, the other Lenders party thereto from time to time, Deutsche Bank Securities, Inc. and Wells Fargo Bank, N.A. (filed as exhibit 10.1 to our Current Report on Form 8-K, filed April 6, 2007);

  •
  Amendment No. 2, dated as of July 14, 2008, to the Credit Agreement, dated as of November 30, 2006, among Shuffle Master, Inc., Deutsche Bank Trust Company Americas, the other Lenders party thereto from time to time, Deutsche Bank Securities, Inc. and Wells Fargo Bank, N.A. (filed as exhibit 10.28 to Amendment No. 1 to our Registration Statement on Form S-1, filed on July 14, 2008);

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 15, 2008;

  •
  our Annual Report on Form 10-K for the fiscal year ended October 31, 2007;

  •
  Amendment to our Annual Report on Form 10-K/A for the fiscal year ended October 31, 2007, filed with the SEC on July 8, 2008;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31 and April 30, 2008; and

  •
  our Current Reports on Form 8-K filed on November 5, 2007, November 9, 2007, January 11, 2008, January 15, 2008, January 24, 2008, March 6, 2008, March 20, 2008, May 29, 2008, June 13, 2008, July 2, 2008, July 11, 2008 and July 14, 2008.

        You may request a copy of these filings, at no cost to you, by writing or telephoning us at: Shuffle Master, Inc., 1106 Palms Airport Drive, Las Vegas, Nevada 89119-3730, attention: Jerome R. Smith, Senior Vice President and General Counsel, telephone: (702) 897-7150. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents. These documents are also available from the SEC's public reference room and Internet site referred to in the section titled "Where You Can Find More Information."

MISCELLANEOUS

        Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled "Incorporation of Documents by Reference" and "Where You Can Find More Information."

        The Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction.

        The statements contained herein are made as of the date hereof, and the delivery of this Statement and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

(This page has been left blank intentionally.)

THE DEPOSITARY FOR THE OFFER IS:

Deutsche Bank Trust Company Americas
DB Services TN Inc.
Attn: Reorganization Unit
648 Grassmere Park Rd.
Nashville, TN 37211
Phone: (800) 735-7777 Option 1

Any questions or requests for assistance or additional copies of this Statement, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

470 West Avenue
Stamford, CT 06902
Banks and Brokerage Firms, Please Call: (203) 658-9400
Holders Call Toll Free: (800) 662-5200

Email: shuffle@morrowco.com

Any questions regarding the terms and conditions of the Offer may be directed to the Dealer Manager.

THE DEALER MANAGER FOR THE OFFER IS:

DEUTSCHE BANK SECURITIES
60 Wall Street
New York, New York
10005
(212) 250-6500

QuickLinks

Deutsche Bank Securities
TABLE OF CONTENTS
IMPORTANT
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY TERM SHEET
THE COMPANY
PURPOSE OF THE OFFER
SOURCE AND AMOUNT OF FUNDS
TRADING MARKET FOR THE NOTES AND COMMON STOCK
TERMS OF THE OFFER
CERTAIN SIGNIFICANT CONSIDERATIONS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT
INCORPORATION OF DOCUMENTS BY REFERENCE
MISCELLANEOUS